                                                                     EXHIBIT 3.1
                             CERTIFICATE OF MERGER
                                       OF
                             MHI ACQUISITION, INC.
                                      INTO
                           MILESTONE HEALTHCARE, INC.

         The undersigned corporation, organized and existing under the Delaware General Corporation Law, does hereby certify:

         FIRST: The name and state of incorporation of each of the constituent corporations of the merger is as follows:

       Name                                                 State of Incorporation
       ----                                                 ----------------------
MileStone Healthcare, Inc.                                            Delaware
MHI Acquisition, Inc.                                                 Delaware

         SECOND: An Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

         THIRD: The name of the surviving corporation of the merger is MileStone Healthcare, Inc.

         FOURTH: The Certificate of Incorporation of the surviving corporation shall be as set forth on Exhibit A hereto.

         FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 2501 Cedar Springs Road, Suite 600, LB 15, Dallas, Texas 75201.

         SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request and without cost to any stockholder of any constituent corporation.

         Dated this 26th day of July, 1996.

                                            MILESTONE HEALTHCARE, INC.


                                            By: /s/William A. Brosius
                                                ------------------------------
                                            Name:  William A. Brosius
                                            Title:  Secretary

                                   EXHIBIT A

                          CERTIFICATE OF INCORPORATION
                                       OF
                           MILESTONE HEALTHCARE, INC.


                                   ARTICLE I

         The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                           MileStone Healthcare, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         (A) CLASSES OF STOCK. The total number of shares of stock which the Corporation shall have authority to issue is 30,000,000 shares, consisting of 20,000,000 shares of Common Stock, 10,000,000 of which shall be designated Class A Common Stock (the "Class A Common") and 10,000,000 of which shall be designated Class B Common Stock (the "Class B Common") having par value of $.001 per share (the Class A Common and Class B Common are collectively referred to hereinafter as the "Common Stock"), and 10,000,000 shares of Preferred Stock, 5,000,000 of which shall be designated Series A Preferred Stock, par value $.001 per share ("Series A Preferred").

         (B) RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF COMMON STOCK. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, preferences and privileges as set forth below in this Article (IV)(B), except as otherwise provided herein and as provided by law.

                 1.       Voting Rights.

                          (a)     Class A Common.  Except as set forth herein
or as otherwise required by law, each outstanding share of Class A Common shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class A Common shall be entitled to one vote for each share of such stock held by such holder. The holders of Class A Common shall have separate voting rights as a class with regard to the election of directors of the Corporation as set forth in Section(C)(4) of this
Article IV.

                          (b)     Class B Common.  Except as set forth herein
or as otherwise required by law, each outstanding share of Class B Common shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Class B Common shall not be included in determining the number of shares voting or entitled to vote on any such matters. On any matter on which the holders of shares of Class A Common and the holders of shares of Class B Common are entitled to vote, except as otherwise required by law, both classes of Common Stock shall vote together as a single class, and each holder of shares of Class B Common entitled to vote shall be entitled to one vote for each share of such stock held by such holder; provided, however, that notwithstanding the foregoing, holders of shares of the Class B Common shall be entitled to vote as a separate class on any amendment to this paragraph (b) of this Section (B)(1) and on any amendment, repeal or modification of any provision of this Restated Certificate of Incorporation that adversely affects the powers, preferences or special rights of the Class B Common.

                 2. Dividends. Dividends may be paid by the Corporation, whenever funds are legally available therefor, to the holders of shares of Common Stock in accordance with the provisions of Section (D) of this Article IV.

                 3. Liquidation. Holders of Common Stock shall be entitled to certain rights in the event of a liquidation, dissolution or winding up of the Corporation in accordance with the provisions of Section
(C)(1) of this Article IV.

                 4.       Conversion.

                          (a)     Conversion of Class A Common.  Subject to and
upon compliance with the provisions of this Section (B)(4), any Regulated Stockholder (as defined below) shall be entitled to convert, at any time and from time to time, any or all of the shares of Class A Common held by such stockholder into the same number of shares of Class B Common.

                          (b)     Conversion of Class B Common.  Subject to and
upon compliance with the provisions of this Section (B)(4), each record holder of Class B Common shall be entitled to convert, at any time and from time to time, any or all of the shares of Class B Common held by such stockholder into the same number of shares of Class A Common; provided, however, that no holder of shares of Class B Common shall be entitled to convert any such shares to the extent that, as a result of such conversion, such holder and its Affiliates (as defined below), directly or indirectly, would own, control or have the power to vote a greater number of shares of Common Stock or other securities of any kind issued by the Corporation that such holder and its Affiliates shall be permitted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to such holder or its Affiliates.

                          (c)     Conversion Procedure.  Each conversion of
shares of Common Stock of the Corporation into shares of another class of Common Stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Common Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Common Shares, stating that such holder desires to convert the Converting Common Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the class into which such shares may be converted (the "Converted Common Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Common Shares are to be issued and shall include instructions for the delivery thereof and shall also contain a representation that the conversion of such shares is permitted under applicable law. The Corporation shall promptly notify each Regulated Stockholder of its receipt of such notice. Subject to the provisions of this Section (B)(4), promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Converted Common shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate which shall contain such legends as were set forth on the surrendered certificate or certificates unless at the time of issuance, such legends are no longer required) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted, provided, however, that if such conversion is subject to paragraph (d) of this Section (B)(4) below, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein. Subject to the provisions of this Section (B)(4), such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Common Shares as such holder shall cease (except that, in the case of a conversion subject to paragraph (d) of this Section (B)(4) below, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein), and the person or persons in whose name or names the certificate or certificates for the Converted Common Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Common Shares. Upon issuance of shares in accordance with this Section (B)(4), such Converted Common Shares shall be deemed to be duly authorized, validly issued fully paid and non-assessable.

         Notwithstanding any provision of this Section (B)(4) to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Class B Common into shares of Class A Common unless such conversion is permitted hereunder or under applicable law; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

                          (d)     Notice of Conversion to Other Regulated
Stockholders Deferral. The Corporation shall not convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Class A Common or any other class of capital stock of the Corporation or take any other action affecting the voting rights of such shares, if such action will increase the percentage of any class of outstanding voting securities owned or controlled by any Regulated Stockholder above 4.9% of the Corporation's outstanding voting stock (other than any such stockholder which requested that the Corporation take such action, or which otherwise waives in writing its rights under this paragraph (d) of this Section (B)(4)), unless the Corporation gives written notice (the "Deferral Notice") of such action to each Regulated Stockholder. The Corporation will defer making any such conversion, redemption purchase or other acquisition, or taking any such other action for a period of twenty (20) days (the "Deferral Period") after giving the Deferral Notice in order to allow each Regulated Stockholder to determine whether it wishes to convert or take any other action with respect to the Common Stock it owns, controls or has the power to vote, and if any such Regulated Stockholder then elects to convert any shares of Class A Common, it shall notify the Corporation in writing within ten (10) days of the issuance of the Deferral Notice, in which case the Corporation shall (i) promptly notify from time to time prior to the end of such 20-day period each other Regulated Stockholder holding shares of each proposed conversion and the proposed transactions, and (ii) effect the conversions requested by all Regulated Stockholders in response to the notices issued pursuant to this paragraph (d) of this Section (B)(4) at the end of the Deferral Period. Without giving each Regulated Stockholder at least twenty (20) days prior written notice, the Corporation will not directly or indirectly redeem, purchase, acquire or take any other action affecting outstanding shares of Common Stock if such action will increase over 24.9% the percentage of outstanding capital stock owned or controlled by any Regulated Stockholder and its Affiliates (other than a stockholder which waives in writing its rights under this Section (d)).

                          (e)     Stock Splits; Adjustments.  If the
Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Class A Common or the Class B Common, then the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

         In case of any reorganization, reclassification or change of shares of the Class A Common or the Class B Common (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Class A Common or Class B Common), provision shall be made so that each holder of a share of Class A Common or Class B Common shall have the right at any time thereafter as nearly as practicable, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of Class A Common or Class B Common into which such shares of Class A Common or Class B Common, as the case may be, might have been converted immediately prior to such reorganization, reclassification, change, consolidation or merger. In the event of such a reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Class A Common or Class B Common that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Class A Common or Class B Common into which such Class A Common or Class B Common, as the case may be, might have been converted immediately prior to such event.

         The Corporation shall not be a party to any merger, consolidation or recapitalization pursuant to which any Regulated Stockholder would be required to take (i) any voting securities which would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder, or (ii) any securities convertible into voting securities which, if such conversion took place, would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such holder other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation.

                          (f)     Reservation of Shares.  The Corporation shall
at all times reserve and keep available out of its authorized but unissued shares of Class A Common and Class B Common or its treasury shares, solely for the purpose of issuance upon the conversion of shares of outstanding Class A Common and Class B Common, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of Class A Common and Class B Common.

         Shares of Class A Common and Class B Common that are converted into shares of another class shall not be reissued, except for reissuances in connection with the conversion of shares of Class A Common held by Regulated Stockholders into shares of Class B Common, and the conversion of shares of Class B Common into shares of Class A Common.

                 5. As used in this Section (B) of this Article IV, the following terms shall have the meanings shown below:

                          (a)     "Affiliate" shall mean with respect to any
Person, any other person, directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of the above definition, the term "control" (including with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                          (b)     "Person" shall mean an individual, a
partnership, a corporation, a trust, a joint venture, an unincorporated organization or a government or any department or agency thereof.

                          (c)     "Regulated Stockholder" shall mean (i) any
stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such Regulation) ("Regulation Y") and that holds shares of Common Stock of the Corporation originally issued upon exercise of warrants issued pursuant to that certain Warrant Agreement dated May 31, 1995 between the Corporation and the investor party thereto, or shares issued upon the conversion(s) of such shares, so long as such stockholder shall hold, and only with respect to, such shares of Common Stock or shares issued upon conversion(s) of such shares, (ii) any Affiliate of any such Regulated Stockholder that is a transferee of any shares of Common Stock of the Corporation, so long as such Affiliate shall hold, and only with respect to, such shares of Common Stock or shares issued upon conversion(s) of such shares and (iii) any Person to which such Regulated Stockholder or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any such shares or any shares issued upon conversion(s) of such shares but only if such Person (or any Affiliate of such Person) is subject to the provisions of Regulation Y.

         (C) RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as set forth below in this Section (C) of this Article IV.

                 1.       Liquidation Preference.

                          (a)     Series A Preferred.  In the event of any
liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the shares of the Series A Preferred shall be entitled, before any distribution or payment is made upon any share of the Common Stock or upon any other class of the capital stock of the Corporation which by its terms ranks junior to the Series A Preferred upon Liquidation, to be paid (first, in cash, to the extent of cash assets available, then second, in non-cash assets) in an amount equal to $1.00 for each such share then held by them, adjusted for any recapitalizations, stock combinations, stock splits, stock dividends and the like with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred held by them. If upon such Liquidation the assets to be distributed among the holders of the shares of Series A Preferred shall be insufficient to permit payment to such holders of the full aforesaid preferential amount, then all of the assets of the Corporation then remaining shall be distributed ratably among the holders of the shares of Series A Preferred in proportion to the aggregate amount owed to such holders.

                          (b)     Common Stock.  After payment has been made to
the holders of the Series A Preferred of the full amounts to which they shall be entitled as aforesaid, any remaining assets shall be distributed among all holders of Common Stock in proportion to the number of shares of Common Stock held by each such holder.

                          (c)     Special Provisions.

                                  (i)      For purposes of this Section (C)(1),
a Liquidation shall be deemed to occur upon the Corporation's sale of all or substantially all of its assets or the acquisition of the Corporation by another entity or by another corporation by means of merger, consolidation or any other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued or caused to be issued by the acquiring corporation or its subsidiary as a result of which stockholders of the Corporation own less than fifty percent (50%) of the equity securities of the surviving corporation.

                                  (ii)     If any assets distributed pursuant
to this Section (C)(1) are other than cash, then, unless the provisions of this Section (C)(1)(c) are waived by the holders of a majority of the Common Stock and a majority of the Series A Preferred, the Board shall promptly engage independent, competent appraisers to determine the value of such assets to be distributed to the holders of the stock of the Corporation. The Corporation shall, upon receipt of such appraiser's valuation give prompt written notice to each holder of Series A Preferred and Common Stock.

                 2. Conversion. The holders of Series A Preferred shall have conversion rights as follows (the "Conversion Rights"):

                          (a)     Conversion.

                                  (i)      Optional Conversion.  Each share of
Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred, into that number of fully-paid and non-assessable shares of Class A Common that is equal to $1.00 divided by the Conversion Price (as hereinafter defined). The price at which Class A Common shall be deliverable upon conversion of the Series A Preferred (the "Conversion Price") shall initially be $1.00 per share of Class A Common, and shall be subject to adjustment as provided herein.

                                  (ii)     Automatic Conversion.  Each share of
Series A Preferred shall automatically be converted into shares of Class A Common at the then effective Conversion Price upon (A) the written consent of holders of not less than a majority of the Series A Preferred or (B) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, covering the offer and the sale of Class A Common for the account of the Corporation to the public at a price per share (prior to underwriting commissions and offering expenses) of not less than $3.00 per share (approximately adjusted for any recapitalizations, stock combinations, stock splits, stock dividends and the like) and an aggregate offering price to the public of not less than $10,000,000 (a "Public Offering").

                          (b)     Mechanics of Conversion.

                                  (i)      No fractional shares of Class A
Common shall be issued upon conversion of Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Class A Common, as determined by the Board of Directors.

                                  (ii)     Before any holder of Series A
Preferred shall be entitled to convert the same into full shares of Class A Common pursuant to Section (C)(2)(a)(i) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. In the event of an automatic conversion pursuant to Section
(C)(2)(a)(ii) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common issuable upon such automatic conversion unless either the certificates evidencing such shares of Series A Preferred as delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred, a certificate or certificates for the number of shares of Class A Common to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common, plus, in the case of a conversion pursuant to
(C)(2)(a)(i) above, any accrued and unpaid dividends on the converted Series A Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Class A Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common on such date; provided, however, that if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class A Common issuable upon such conversion of the Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of the sale of such securities.

                          (c)     Adjustments to Conversion Price.

                                  (i)      Adjustments for Subdivisions, Stock
Dividends or Combinations of Common. In the event the outstanding shares of Class A Common shall be subdivided (by stock split, stock dividend or otherwise) into a greater number of shares of Class A Common and the outstanding shares of Series A Preferred are not similarly subdivided, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Class A Common shall be combined (by reclassification, reverse stock split or otherwise) into a lesser number of shares of Class A Common and the outstanding shares of Series A Preferred are not similarly combined, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

                                  (ii)     Adjustment for Other Distributions.
In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Class A Common entitled to receive any distribution payable in securities of the Corporation other than shares of Class A Common and other than as otherwise adjusted in this Section
(C)(2), then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Class A Common receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred been converted into Class A Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section (C)(2) with respect to the rights of the holders of the Series A Preferred.

                                  (iii)    Adjustments for Reclassification,
Exchange and Submission. If the Class A Common issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred shall be convertible into, in lieu of the number of shares of Class A Common which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Class A Common that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

                          (d)     No Impairment.  The Corporation will not, by
amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section (C)(2) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

                          (e)     Certificate as to Adjustment.  Upon the
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (C)(2), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and (iii) the number of shares of Class A Common and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred.

 (f)     Notice of Record Date.  In the event that the Corporation shall propose at any time:

                                  (i)      to declare any dividend or
distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                  (ii)     to offer for subscription pro rata
to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                                  (iii)    to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                                  (iv)     to merge with or into any other
corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred at least twenty (20) business days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of any such matters.

         Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown on the books of the Corporation.

                          (g)     Reservation of Stock Issuable Upon
Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Class A Common as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Class A Common shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common to such number of shares as shall be sufficient for such purpose.

                 3. Voting Rights of Series A Preferred. Except as otherwise required by law or by Sections (C)(4) or (C)(5) of this Article IV(C), the holder of each share of Class A Common issued and outstanding shall have one vote and the holder of each share of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Class A Common into which such share of Series A Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Class A Common and Series A Preferred shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation. Fractional voting by the holders of Series A Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) be rounded to the nearest whole number.

                 4.       Board of Directors; Voting Rights for Directors.

                          (a)     Size of Board of Directors.  The Board of
Directors shall consist of five (5) persons until the earlier of (i) a proper amendment of this Section (C)(4)(a); (ii) an increase in the Board to seven (7) persons in accordance with the provisions of Section (C)(4)(b) below; or (iii) a termination of the provisions of this Section 4 in accordance with Section
(C)(4)(c) below.

                          (b)     Voting.  Holders of Series A Preferred shall
have a right to a separate class vote with respect to the election of two (2) members of the Board of Directors. Holders of Class A Common shall have a right to a separate class vote with respect to the election of two (2) members of the Board of Directors. One (1) member of the Board of Directors shall be elected by the vote of the holders of Series A Preferred and Class A Common, voting together as a single class, in accordance with the provisions of Section
(C)(3) of this Article IV. In the event the Corporation shall be placed in default under that certain Credit Agreement dated May 31, 1995 among the Corporation, the lenders named therein and Internationale Nederlander (U.S.) Capital Corporation (as such agreement may hereafter be amended, modified or succeeded by another agreement or agreements concerning the Corporation's indebtedness for borrowed money, the "Credit Agreement"), and the Corporation





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
does not obtain a letter from holders of the secured debt evidenced by the Credit Agreement of a waiver of such default within 30 days after such a default, then thereafter until such time as the Corporation is no longer in default under the Credit Agreement (as evidenced by a written acknowledgement of the holders of the secured debt evidenced by the Credit Agreement) (i) the number of members of the Board of Directors shall be increased from five (5) to seven (7) and (ii) the holders of Series A Preferred shall have a right to a separate class vote with respect to an additional two (2) members of the Board of Directors.

                          (c)     Termination.  The provisions of this Section
(C)(4) shall terminate upon the closing of a Public Offering.

                 5. Special Voting Rights of Series A Preferred. The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred:

                                  (i)      create any new class or series of
stock having a preference over, or being on parity with, the Series A Preferred with respect to dividends, or upon Liquidation or otherwise;

                                  (ii)     pay or declare any dividend or
distribution on any shares of Preferred Stock or Common Stock;

                                  (iii)    amend or repeal any provision of, or
add any provision to, the Certificate of Incorporation if such action would adversely alter or change the rights, preferences, privileges or powers of the Series A Preferred; or

                                  (iv)     with regard to the Corporation or
any subsidiary of the Corporation, undertaken any transaction or series of transactions involving a reorganization, consolidation or merger as a result of which the holders of the voting stock of the Corporation or such Subsidiary prior thereto hold less than 50% of the voting stock of the surviving or successor corporation or entity.

                 6. Dividends. Dividends may be paid by the Corporation, whenever funds are legally available theretofore, to the holders of shares of Series A Preferred in accordance with the provisions of Section (D) of this
Article IV.

                          (D)     DIVIDENDS.  Subject to Section (C)(5) of this
Article IV, the Board of Directors of the Corporation may cause dividends to be paid to holders of shares of capital stock out of funds legally available for the payment of dividends. Any dividends shall be paid ratably to the holders of shares of Series A Preferred and Common Stock on and as if converted to Class A Common basis. In the case of dividends payable in shares of Common Stock of the Corporation, or options, warrants or rights to acquire shares of Common Stock, or securities convertible or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable (with respect to holders of Common Stock) in shares of, or options, warrants or rights to acquire, or securities convertible or exchangeable for, Common Stock of the same class upon which the dividends or distribution is being paid.

                                   ARTICLE V

         The Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the General Corporation Law of the State of Delaware, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

                                   ARTICLE VI

         Elections of directors need not be done by written ballot unless the Bylaws of the Corporation shall otherwise provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place as may be designated from time to time by the Board or in the Bylaws of the Corporation.

                                  ARTICLE VII

         The directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.

         No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Article VII nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment, adoption or modification or affect the liability of any director of the Corporation for any action taken or any omission that occurred prior to the time of such repeal, amendment, adoption or modification.

         If the General Corporation Law of the State of Delaware shall be amended, after these Bylaws are amended to include this Article VII, to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

                                  ARTICLE VIII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

         No holder of any shares of any class or series of capital stock of the Corporation shall be entitled to any preemptive right to subscribe for or otherwise acquire any additional shares of any class or series of capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for, any shares of any class or series of capital stock of the Corporation, unless otherwise provided pursuant to any agreement with the Corporation.





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